Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of

C. R. Bard, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-86668, 333-59156, 333-55684, 333-78089, 333-51793, 333-69857, 333-30217, 333-07189, 33-63147, 33-35544, 33-64874 and 333-104683) on Form S-8 and (No. 333-05997) on Form S-3 of C. R. Bard, Inc. and subsidiaries of our reports dated February 23, 2006, with respect to the consolidated balance sheets of C. R. Bard, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders’ investment, and cash flows for each of the years in the three-year period ended December 31, 2005, and the related consolidated financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of C. R. Bard, Inc.

Our report on the consolidated financial statements contains an explanatory paragraph which describes the adoption of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” in 2004.

/s/ KPMG LLP

Short Hills, New Jersey

February 23, 2006

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